As filed with the Securities and Exchange Commission on
                                                        -----------------------
                      Registration No.  333-
                                       ---------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------
                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                         ------------------------------

                              FIRST M&F CORPORATION
             (Exact name of registrant as specified in its charter)

        MISSISSIPPI                      6712                  64-0636653
(State or other jurisdiction  (Primary Standard Industrial (IRS Employer Identi-
of incorporation or            Classification Code Number)   fication Number)
organization)
                                          HUGH S. POTTS, JR.
     221 WASHINGTON STREET                221 WASHINGTON STREET
     KOSCIUSKO, MISSISSIPPI 39090         KOSCIUSKO, MISSISSIPPI 39090
     TELEPHONE NUMBER: (601) 289-5121     TELEPHONE NUMBER:(601) 289-5121
     (Address, including zip code,        (Name, address, including zip
     and telephone number, including      code, and telephone number,
     area code of registrant's            including area code, of agent
     principal executive offices)         for service)

                                   Copies to:

                             L. KEITH PARSONS, ESQ.
                      Watkins Ludlam Winter & Stennis, P.A.
                             633 North State Street
                               Post Office Box 427
                         Jackson, Mississippi 39205-0427
                        Telephone Number: (601) 949-4701

APPROXIMATE  DATE OF  COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
As soon as possible after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [x]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

If this Form is registering additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33-____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33-____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================

  Title of
each class of                   Proposed Maximum  Proposed Maximum    Amount of
securities to     Amount to be   Offering Price       Aggregate     Registration
be registered     Registered      Per Unit        Offering Price        Fee
----------------- ------------- ---------------- ------------------ ------------

Common Stock,       100,000(1)       31.50(2)       $3,150,000(2)      $875.70
par value           shares
$5.00 per share

================================================================================

(1) If, prior to the completion of the distribution of the Common Stock covered by this registration statement, additional shares of Common Stock are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover such additional shares resulting from the stock split dividend pursuant to Rule 416.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c). Based on the average of the high and low prices, as reported by NASDAQ, as of April 14, 1999.

================================================================================

                                   PROSPECTUS

                              FIRST M&F CORPORATION


                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


                     100,000 SHARES OF COMMON STOCK ($5 PAR VALUE)


                 THE DATE OF THIS PROSPECTUS IS APRIL 20, 1999.

To our Shareholders:

     We are pleased to send you this prospectus describing the Dividend Reinvestment and Stock Purchase Plan being offered by First M&F Corporation to eligible shareholders. The Plan provides the opportunity to reinvest automatically cash dividends in shares of Common Stock (including fractional shares computed to four decimal places) and to make additional purchases of Common Stock with optional cash payments ranging from a $50 minimum to a $5,000 maximum per quarter per participant. The Plan is administered by Registrar and Transfer Company, who will purchase shares of Common Stock as agent for the accounts of participants under the Plan on the open market or, under certain circumstances, from the Company as described below.

     The price at which the Agent will be deemed to have acquired shares of Common Stock through dividend reinvestment or with optional cash payments for the accounts of participants under the Plan will be the average price of all shares purchased by the Agent in the open market as agent for all participants on the investment date. Alternatively, if the Agent purchases Common Stock directly from the Company, the purchase price at which the Agent will be deemed to have acquired the shares will be the published dealer ask price as reported by the exchange on which the stock trades on the investment date.

     Shareholders of record owning 100 or more shares of Common Stock may enroll at any time by completing the enclosed Enrollment Form and returning it to the Agent. Shareholders who do not wish to participate in the Plan will receive dividends on the Common Stock, if and when declared, by check or direct deposit without any further action on their part.


                                        Sincerely,



                                        ---------------------------------------
                                        President


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
DESCRIPTION OF THE DIVIDEND REINVESTMENT STOCK PURCHASE PLAN . . . . 1
  Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  Advantages . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  Administration . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  Participation. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  Optional Cash Payments . . . . . . . . . . . . . . . . . . . . . . 3
  Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  Purchases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  Sale of Plan Shares. . . . . . . . . . . . . . . . . . . . . . . . 5
  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  Reports to Participants. . . . . . . . . . . . . . . . . . . . . . 5
  Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  Termination of Participation . . . . . . . . . . . . . . . . . . . 6
  Tax Information. . . . . . . . . . . . . . . . . . . . . . . . . . 7
  Other Information. . . . . . . . . . . . . . . . . . . . . . . . . 7

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .10

DOCUMENTS INCORPORATED BY REFERENCE. . . . . . . . . . . . . . . . .10

DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . .11
  Authorized and Outstanding Capital Stock . . . . . . . . . . . . .11
  Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .11
  Dividend Rights. . . . . . . . . . . . . . . . . . . . . . . . . .11
  Preemptive Rights. . . . . . . . . . . . . . . . . . . . . . . . .11
  Fully Paid and Nonassessable . . . . . . . . . . . . . . . . . . .12
  Cumulative Voting. . . . . . . . . . . . . . . . . . . . . . . . .12
  Liquidation Rights . . . . . . . . . . . . . . . . . . . . . . . .12
  Indemnification of Directors, Officers and Employees . . . . . . .12
  Transfer Agent and Registrar . . . . . . . . . . . . . . . . . . .12
  Changes in Control . . . . . . . . . . . . . . . . . . . . . . . .12

LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . .14

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

          DESCRIPTION OF THE DIVIDEND REINVESTMENT STOCK PURCHASE PLAN

  The following, in question and answer form, is a description of the provisions of the Company's Dividend Reinvestment Stock Purchase Plan. This description does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Plan (Appendix A attached).

PURPOSE

1.   WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to provide eligible record owners of Common Stock with a simple and convenient way of investing cash dividends and optional cash payments in shares of Common Stock.

ADVANTAGES

2.   WHAT ARE THE ADVANTAGES OF THE PLAN?

Participants in the Plan may:
     a. Reinvest automatically their cash dividends in shares of Common Stock (at lower fees than purchases made outside of the Plan through a broker/dealer).
     b. Invest optional cash payments from $50 to a cumulative $5,000 per quarter per participant in Common Stock.
     c. Invest the full amount of all cash dividends and optional cash payments since fractional shares may be held under the Plan.
     d. Realize the long-range opportunity of dollar cost averaging by purchasing Common Stock under the Plan on a regular basis.
     e. Avoid cumbersome safekeeping requirements through the free custodial service of the Plan for shares purchased through the Plan or shares already owned that participants desire to deposit into the Plan.
     f. Avoid the inconvenience and expense of recordkeeping through the free reporting provisions of the Plan.

ADMINISTRATION

3.   WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

     The Company's stock transfer agent, Registrar and Transfer Company, administers the Plan for participants, keeps records, sends statements of account to participants, and performs other duties related to the Plan. Shares purchased through the Plan will be registered in the name of the Agent or its nominee as agent for participants in the Plan.

     All inquiries and communications regarding the Plan should include your (the participant's) account number and should be directed to the Agent at:

             Registrar and Transfer Company
             10 Commerce Drive
             Cranford, NJ 07016-3572
             Attention: Dividend Reinvestment
             1-800-368-5948

     The Agent or the Company may terminate or suspend the Plan at any time by written notice to participants. The terms and conditions of the Plan may be amended by the Agent, with the concurrence of the Company, at any time by mailing an appropriate notice to participants at least 30 days prior to the effective date of the amendment.

PARTICIPATION

4.   WHO IS ELIGIBLE TO PARTICIPATE?

     Record owners of 100 or more shares of common stock are eligible to enroll in the Plan. Once enrolled, a participant may continue to participate in the Plan even though his or her record ownership of shares of common stock may fall below 100, subject to the right of the Agent to terminate any participant's Plan account upon appropriate notice as provided in the Plan.

     Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank, or other nominee) and who wish to participate in the Plan must become owners of record by having the number of shares they wish to enroll in the Plan (subject to the 100 share minimum) transferred into their names.

5.   HOW DOES A SHAREHOLDER BECOME A PARTICIPANT?

     An eligible shareholder may join the Plan by completing an Enrollment Form and returning it to the Agent at the address provided in Question 3. Enrollment Forms may be obtained at any time by contacting the Company or the Agent.

6.   WHAT PARTICIPATION OPTIONS ARE AVAILABLE?

     By marking the appropriate spaces on the Enrollment Form, an eligible shareholder of record may choose among the following investment options for purchases of shares of Common Stock:

     a. To reinvest automatically cash dividends on all shares of Common Stock of which the participant is the owner of record and also to make optional cash payments in amounts ranging from a $50 minimum to a cumulative $5,000 maximum per quarter per participant.
     b. To reinvest automatically cash dividends on a percentage (less than 100%) of Common Stock of which the participant is the owner of record.
     c. To invest only by making optional cash payments in amounts ranging from a $50 minimum to a cumulative $5,000 maximum per quarter per participant.

     A shareholder may participate in the Plan with respect to less than all of the shares of Common Stock registered in the shareholder's name.

     All shares of Common Stock purchased through the Plan, whether with reinvested dividends or optional cash payments, will be held by the Agent for participants in the Plan, and the dividends on these shares will be reinvested automatically.

     The Plan allows participants to deposit shares of Common Stock registered in their name with the Agent to be administered under the Plan.

7.   WHEN DO YOUR INVESTMENTS BEGIN THROUGH THE PLAN?

     If an Enrollment Form specifying reinvestment of cash dividends is received by the Agent at least five (5) business days before the record date of a cash dividend payment, reinvestment will commence with the following dividend payment. If the Enrollment Form is received after that date, the reinvestment of cash dividends through the Plan will begin with the next cash dividend payment following the next record date.

     Optional cash payments will be invested as specified in Question 9.


8.   MAY YOU CHANGE YOUR METHOD OF PARTICIPATION AFTER ENROLLMENT?

     A record shareholder may change an investment option at any time by completing a new Enrollment Form and returning it to the Agent. If you elect to participate through the reinvestment of cash dividends on shares registered in your name but later decide to participate through the optional cash payment feature only, an Enrollment Form indicating a change of options must be received by the Agent five (5) business days prior to a particular cash dividend record date in order to stop any reinvestment of cash dividends paid on the following dividend payment date.

     Enrollment Forms may be obtained by contacting the Company or the Agent.

OPTIONAL CASH PAYMENTS

9.   WHEN AND HOW CAN OPTIONAL CASH PAYMENTS BE MADE?

     Optional cash payments will be invested once each month (see Question 13). Optional cash payments should be received from a participant at least five (5) business days prior to an investment date. The payments will be applied to the purchase of shares for the account of the participant on that investment date.

     NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS PENDING INVESTMENT. OPTIONAL CASH PAYMENTS RECEIVED LATER THAN FIVE BUSINESS DAYS PRIOR TO THE REGULAR MONTHLY INVESTMENT DATE WILL BE INVESTED AT THE NEXT REGULAR MONTHLY INVESTMENT DATE. TO AVOID UNNECESSARY ACCUMULATIONS, THE COMPANY RECOMMENDS THAT OPTIONAL CASH PAYMENTS BE SENT SO THAT THEY ARE RECEIVED BY THE AGENT SHORTLY BEFORE THE FIFTH (5TH) BUSINESS DAY PRIOR TO AN INVESTMENT DATE. YOU MAY OBTAIN THE RETURN OF ANY OPTIONAL CASH PAYMENT BY WRITTEN REQUEST RECEIVED BY THE AGENT NOT LESS THAN TWO (2) BUSINESS DAYS BEFORE IT IS TO BE INVESTED.

     An initial optional cash payment may be made when you join the Plan. A personal check, official bank check, or money order should be made payable to, "Registrar and Transfer Company, Plan Administrator," and returned along with the Enrollment Form. Thereafter, optional cash payments may be made through the use of cash payment forms sent to you with your account statement.

     You may also authorize the Agent to draft your checking account automatically for monthly optional cash payments by completing a draft authorization and returning it to the Agent at least 30 days prior to the monthly investment date. Draft authorization forms may be obtained by request from the Company or the Agent.

10.  WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH PAYMENTS?

     Optional cash payments may be made by personal check, official bank check, or money order, or by automatic bank draft. Any optional cash payments you wish to make must be not less than a $50 minimum per quarter nor more than a cumulative $5,000 maximum per quarter. If you elect to make optional cash payments by automatic bank draft, you may also make additional optional cash payments by personal check, official bank check, or money order, subject to the foregoing limitations. Any number of optional cash payments may be made, subject to the foregoing limitations, and there is no obligation to make any optional cash payment at any time.

    Optional cash payments made by personal check, official bank check, or money order need not be in the same amount of money each time. However, should you elect to make optional cash payments through automatic bank draft, the draft must be in the same amount each month or quarter and will continue until you notify the Agent in writing that you wish to change the amount or terminate the automatic bank draft.

COSTS

11. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES OR SALES THROUGH THE PLAN?

     All brokerage commissions or fees for purchases made through the Plan on the open market will be included as part of the average price per share of Common Stock purchased by the Agent for the accounts of participants under the Plan. No brokerage commissions or fees will be charged for purchases made through the Plan directly from the Company. All administrative costs of the Plan will be paid by the Company. If you request that the Agent arrange a sale of shares held by the Plan for you, a brokerage commission will be deducted from the proceeds of the sale by the independent broker-dealer selected by the Agent (see Questions 15 and 16).

PURCHASES

12. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS, AND WHAT IS THE SOURCE OF SHARES PURCHASED THROUGH THE PLAN?

     The number of shares purchased for your account, including a fractional share computed to four decimal places, will be equal to the total amount invested by you (the amount of cash dividends reinvested and any optional cash payments), divided by the purchase price per share (see Question 14).

     Shares purchased through the Plan will generally be purchased by the Agent in the open market as agent for participants under the Plan. The Company will not exercise any direct or indirect control over the prices or timing of purchases made by the Agent on the open market.

     Alternatively, the Company may elect to sell shares to the Agent pursuant to the Plan from the Company's authorized and unissued shares. In the event that the shares are not available in the open market, the Agent may purchase the shares from the Company.

13.  WHEN WILL SHARES OF COMMON STOCK BE PURCHASED THROUGH THE PLAN?

     Purchases of shares with reinvested dividends and with optional cash payments will generally be made on the regular monthly investment date, which is the last business day of the month. If the dividend payment date is not a business day, shares will generally be purchased on the next business day. If you elect to make optional cash payments by automatic bank draft, your account will be drafted on or about the 15th day of the month.

     The Agent will use every reasonable effort to reinvest all dividends promptly after receipt and in no event later than 30 days after receipt, unless such investments are restricted by any applicable state or federal securities laws. (See Question 32) NO INTEREST WILL BE PAID ON DIVIDENDS PENDING REINVESTMENT.

     The Agent in its sole discretion will determine the exact timing of purchases made on the open market for allocation to the accounts of participants under the Plan, as well as the number of shares to be so purchased at any time, depending on the amount to be invested, market conditions, and the requirements of applicable securities laws. If for any reason the Agent is precluded from acquiring shares of Common Stock for 30 consecutive days, the Agent will remit all cash in a participant's Plan account to the participant after such 30th day.

     You will become the owner of the shares purchased for you through the Plan on the investment date. However, for federal income tax purposes, the holding period will commence on the following day (see Question 22).

14.  AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED THROUGH THE PLAN?

     The price at which the Agent will be deemed to have acquired shares for a participant's account under the Plan will be the average price of all shares purchased by the Agent on the open market as agent for all participants with the proceeds of reinvested cash dividends and any optional cash payments. Brokerage commissions or fees will be included as part of the purchase price of the shares and allocated proportionally among participants.

     If the Agent purchases shares directly from the Company for participants under the Plan, the purchase price at which the Agent will be deemed to have acquired the shares will be the published dealer ask price as reported by the exchange on which the stock is traded on the investment date. No brokerage commissions or fees will be charged for purchases made through the Plan directly from the Company.

SALE OF PLAN SHARES

15.  HOW MAY YOU SELL YOUR SHARES OF COMMON STOCK?

     You can sell your shares of Common Stock held under the Plan in either of two (2) ways. First, you may request certificates for your full shares and arrange for the sale of these shares through a broker-dealer of your choice (see Question 19). Alternatively, you may request that the Agent sell for you some or all of your shares held by the Plan. The Agent will sell shares for you through broker-dealers selected by the Agent in its sole discretion. If you request that the Agent arrange for the sale of your shares, you will be charged a commission by the broker-dealer selected by the Agent, which will be deducted from the cash proceeds paid to you. The amount of the commission will vary depending on the broker-dealer selected and other factors. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the average sales price of all shares sold, less your pro rata share of brokerage commissions and a $10.00 sale fee.

16.  WHEN WILL SHARES OF COMMON STOCK BE SOLD?

     If you elect to receive cash for your shares held under the Plan, the Agent will sell such shares as your agent as soon as practicable after receipt of your written request. Payment will be made by check and mailed to you as soon as practicable after the sale.

     The Agent will use its best efforts to sell your shares on the open market within 10 business days after receipt of written instructions from you to such effect or as soon as otherwise practicable. There can be no assurances with respect to the ability of the Agent to sell your shares or the price, timing, or terms on which a sale may be made. The Company and the Agent have no obligation under the Plan, and assume no responsibility, to purchase full shares credited to your Plan account if such shares cannot be sold by the Agent.

DIVIDENDS

17. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR PLAN ACCOUNTS?

     The Agent will receive the cash dividends (less the amount of tax withheld, if any) for all Plan shares held on the dividend record date and credit them to participants' accounts on the basis of full shares and any fractional share held. These dividends received will be reinvested automatically in additional shares of Common Stock as a dividend reinvestment. Participants who wish to receive dividends in cash on shares purchased through the Plan must request certificates for those full shares (so that the shares will be registered in the participant's own name) and change their investment option under the Plan to eliminate dividend reinvestment on their shares (see Questions 8 and 19).

REPORTS TO PARTICIPANTS

18.  WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     As soon as practicable after each calendar quarter, you will receive a statement showing account information, including amounts invested, purchase and/or sale prices, and shares purchased and/or sold. This statement will provide a cost record of purchases under the Plan and should be retained for tax purposes. In addition, you will receive the same material sent to every other holder of Common Stock, including the Company's annual reports to shareholders, notices of shareholders' meetings, proxy statements, and information for income tax reporting.

CERTIFICATES

19. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED THROUGH THE PLAN?

     Certificates for shares of Common Stock purchased through the Plan will not be issued to you unless you request them. All shares credited to your Plan account will be issued to the Agent or its nominee as your agent. The number of shares credited to your account will be shown on your account statement. This convenience protects against loss, theft, or destruction of stock certificates and reduces the costs to be borne by the Company.

     A certificate for any number of full shares credited to your Plan account will be issued upon written request, and the shares represented by that certificate will be withdrawn from your account. Your written request should be mailed to the Agent.

     Certificates  for  a  fractional   share  will  not  be  issued   under any
circumstances.

     Shares credited to your account may not be assigned or pledged in any way. If you wish to assign or pledge the full shares credited to your account, you must request that certificates for those shares be issued in your name.

     Plan accounts will be maintained in the name in which your certificates are registered at the time you enter the Plan. Certificates for full shares will be registered in the same manner when issued to you.

TERMINATION OF PARTICIPATION

20.  HOW CAN PARTICIPATION IN THE PLAN BE TERMINATED?

     The Plan is entirely voluntary. You may terminate your participation in the Plan at any time by notifying the Agent in writing.

     If your notice of termination is received by the Agent less than five business days prior to a cash dividend record date, that cash dividend will be reinvested for your account. Your account will then be terminated, and all subsequent cash dividends on those shares will be paid to you.

     When electing to terminate participation in the Plan, any optional cash payment received before the Agent receives your notice of termination will be invested for your account unless you specifically request return of the payment prior to two business days before the next investment date.

     Upon termination of your participation in the Plan, you may direct the Agent to sell all full and fractional shares in your account or receive a certificate for all full shares and cash for any fractional share (see Question
15). If written notification is not received by the Agent upon such termination, certificates for full shares credited to your account under the Plan will be issued to you, and a cash payment will be made to you for any fractional share.

21. WHAT HAPPENS IF A PARTICIPANT IN THE PLAN DIES OR BECOMES LEGALLY INCAPACITATED?

     Upon receipt by the Agent of notice of death or adjudicated incompetence of a participant, no further purchases of shares of Common Stock will be made for the account of such participant. The shares and cash held by the Plan for the participant will be delivered to the appropriate person upon receipt of evidence satisfactory to the Agent of the appointment of a legal representative and instructions from the representative regarding delivery.

TAX INFORMATION

22.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN?

     Distributions by the Company to shareholders will generally be taxed as ordinary dividend income. If open market purchases of shares of Common Stock are made for you through the Plan with reinvested cash dividends, you will be deemed to have received a taxable dividend in the amount of the cash dividend reinvested. Your tax basis in these shares acquired on the open market will equal the amount of the cash dividend.

     Additional shares of Common Stock acquired for you through the Plan directly from the Company with reinvested cash dividends will be treated for federal income tax purposes as having been received by you in the form of a taxable dividend. As a result, an amount equal to the fair market value on the investment date of the shares acquired directly from the Company with reinvested cash dividends will be treated as a dividend paid to you. This fair market value will be the published dealer ask price as reported by the exchange on which the stock is traded on the investment date. The tax basis of the shares acquired directly from the Company with such reinvested dividends will also equal the fair market value of the shares on the investment date.

     You will not realize any taxable income at the time of investment of optional cash payments in additional shares of Common Stock. The tax basis of shares purchased on the open market with an optional cash payment will be the amount of such payment. The tax basis of shares purchased directly from the Company with an optional cash payment will be the fair market value of the shares on the investment date.

     The holding period of shares of Common Stock acquired through the Plan, whether purchased with reinvested dividends or optional cash payments, will begin on the day following the investment date.

     You will not realize any taxable income when you receive certificates for full shares credited to your account, either upon your written request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize taxable gain or loss (which, for most participants, will be capital gain or loss) when full shares acquired under the Plan are sold or exchanged for you and when you receive the cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount that you receive for your shares or fractional share (net of brokerage commissions and other costs of sale) and the tax basis thereof.

     For foreign participants who elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding, and any other participant for whom federal income tax withholding on dividends is required, an amount equal to the cash dividends payable to such participants, less the amount of tax required to be withheld, will be applied to the purchase of shares of Common Stock through the Plan. Foreign shareholder participants are urged to consult their legal advisors with respect to any local exchange, control, tax, or other law or regulation that may affect their participation in the Plan. The Company and the Agent assume no responsibility regarding such laws or regulations and will not be liable for any act or omission in respect thereof.

     THE FOREGOING IS ONLY AN OUTLINE OF THE COMPANY'S UNDERSTANDING OF SOME OF THE APPLICABLE FEDERAL INCOME TAX PROVISIONS. THE OUTLINE IS GENERAL IN NATURE AND DOES NOT PURPORT TO COVER EVERY SITUATION. MOREOVER, IT DOES NOT INCLUDE A DISCUSSION OF STATE AND LOCAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. FOR SPECIFIC INFORMATION ON THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN, INCLUDING ANY FUTURE CHANGES IN APPLICABLE LAW OR INTERPRETATION THEREOF, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS.

OTHER INFORMATION

23. WHAT HAPPENS IF A PARTICIPANT SELLS A PORTION OF THE SHARES OF COMMON STOCK REGISTERED IN THE PARTICIPANT'S NAME?

     If you have authorized the reinvestment of cash dividends on shares registered in your name and then dispose of a portion of those shares, the cash dividends on the remaining shares will continue to be reinvested.

24. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN HIS OR HER NAME OR STOPS ALL PURCHASES?

     If you dispose of all shares registered in your name with respect to which you participate in the Plan or stop purchases through optional cash payments, the cash dividends on the shares credited to your Plan account that remain in the Plan will continue to be reinvested. If you cease to be a record owner of any shares of Common Stock (other than by depositing shares into the Plan as provided in Question 31), the Agent, in its discretion, may request your instructions on the disposition of stock in your Plan account. If the Agent does not receive such instructions from you within 30 days, the Agent, in its discretion, may terminate your Plan account.

25. IF THE COMPANY HAS A RIGHTS OFFERING, HOW WILL RIGHTS ON THE PLAN SHARES BE HANDLED?

     No preemptive rights attach to the Common Stock of the Company. If the Company, nevertheless, makes available to holders of Common Stock rights or warrants to purchase additional shares of Common Stock or other securities, such rights or warrants will be made available to participants based on the number of shares (including any fractional interests to the extent practicable) held in their Plan account on the record date established for determining the holders of Common Stock entitled to such rights or warrants.

26.  WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK
     SPLIT?

     Any stock dividends or split shares in the form of Common Stock distributed by the Company on shares of Common Stock held for your Plan account will be credited to your account in the Plan. Any other non-cash dividend distributed by the Company on shares of Common Stock held for your Plan account will be distributed to you.

     A stock dividend or split shares distribution in the form of Common Stock will increase automatically by that amount the number of shares held in your name on which cash dividends are reinvesting.

27.  HOW WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?

     No shares held under the Plan will be voted by the Agent.

     You will receive a proxy indicating the total number of round shares of your Common Stock, including shares of Common Stock registered in your name and shares of Common Stock credited to your Plan account.

     If your proxy is returned properly signed and marked for voting, all the shares covered by the proxy, including those registered in your name and whole and fractional shares held for you under the Plan, will be voted as marked.

     If your proxy is returned properly signed but without indicating instructions on the manner in which shares are to be voted with respect to any item thereon, all of your shares, including those registered in your name and those held for you under the Plan, will be voted in accordance with the recommendations of the management and Board of Directors of the Company.

     If your proxy is not returned, or if it is returned unexecuted or improperly executed, your shares will be voted only if you vote in person.

28.  WHAT IS THE RESPONSIBILITY OF THE COMPANY AND THE AGENT FOR THE PLAN?

     The Agent has no responsibility with respect to the preparation and the contents of this Prospectus. Neither the Company nor the Agent or its nominee(s), in administering the Plan, will be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of (i) failure to terminate a participant's account upon the participant's death prior to the receipt of notice in writing of the death, (ii) the prices and times at which shares of Common Stock are purchased or sold for the participant's account or the terms on which such purchases or sales are made, or (iii) fluctuations in the market value of the Common Stock, (iv) failure to make purchases or sales at such times and under such circumstances that such transactions are restricted by law or regulation (See Question 32).

     NEITHER THE COMPANY NOR THE AGENT CAN ASSURE ANY PARTICIPANT OF A PROFIT OR PROTECT ANY PARTICIPANT AGAINST A LOSS FROM THE SHARES PURCHASED OR SOLD THROUGH THE PLAN. SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN ARE NOT DEPOSIT ACCOUNTS OF MERCHANTS AND FARMERS BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL ORGANIZATION. AN INVESTMENT IN THE COMMON STOCK IS, AS ARE ALL EQUITY INVESTMENTS, SUBJECT TO SIGNIFICANT MARKET FLUCTUATIONS. THE COMPANY CAN NEITHER CONTROL PURCHASES BY THE AGENT UNDER THE PLAN NOR GUARANTEE THAT DIVIDENDS ON THE COMMON STOCK WILL NOT BE REDUCED OR ELIMINATED.

     The payment of dividends is at the discretion of the Company's Board of Directors and will depend upon future earnings, the financial condition of the Company and other factors. The Board may change the amount and timing of dividends at any time without notice.

     The plan is neither subject to the provisions of the Employee Retirement income Security Act of 1974, as amended, nor qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

29.  WHO REGULATES AND INTERPRETS THE PLAN?

     The Company and the Agent reserve the right to interpret and regulate the Plan as they deem necessary or desirable. Any such interpretation or regulation will be final. The Plan, related Plan documentation, and Plan accounts will be governed by and construed in accordance with the laws of the State of Mississippi.

30.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

     While the Company hopes to continue a dividend reinvestment and stock purchase plan indefinitely, the Company and the Agent reserve the right to terminate or suspend the Plan at any time by written notice to the participants. The terms and conditions of the Plan may also be amended by the Agent, with the concurrence of the Company, at any time by mailing an appropriate notice to participants at least 30 days prior to the effective date of such amendment. The Company may amend the Plan by mailing an appropriate notice to participants at least 30 days prior to the effective date of such amendment. Notwithstanding the foregoing, such amendments to the Plan as may be required from time to time due to changes in or new rules and regulations under the federal or state securities laws may be made by the Agent prior to notice to each participant.

31. CAN A PARTICIPANT SEND HIS OR HER COMMON STOCK CERTIFICATES TO BE CREDITED TO HIS OR HER PLAN ACCOUNT?

     A participant can transfer any shares of Common Stock held of record to the Agent to be held for his or her Plan account. A participant desiring to transfer any shares into the Plan should mail them by certified or registered mail to the Agent with a note requesting that they be so credited. This additional service protects against the loss, theft, or destruction of a participant's stock certificates.

32.  WHEN MAY PURCHASES OR SALES OF STOCK BE TEMPORARILY CURTAILED?

     Temporary curtailment or suspension of purchases or sales of Common Stock may be made at any time when such purchases or sales would in the Bank's judgment contravene, or be restricted by applicable regulations, interpretations or orders of the Securities and Exchange Commission any other governmental commission, agency or instrumentality, any court, securities exchange or the National Association of Securities Dealers, Inc. The Bank will not be accountable, or otherwise liable, for failure to make purchases or sales at such times and under such circumstances.

                              AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 300 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including the Company, with the Commission at http://www.sec.gov.

     This Prospectus constitutes part of the Registration Statement on Form S-3 of the Company (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933 as amended (the "Securities Act"), relating to the shares of the Company common stock offered hereby. This Prospectus does not include all of the information and undertakings in the Registration Statement and exhibits thereto. For further information about the Company and the shares of common stock offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by the Company pursuant to the Exchange Act are hereby incorporated by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;
     2. The Proxy Statement of the Company for its Annual Meeting of Shareholders held on April 8, 1998;
     3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998;
     4. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the date of this Prospectus.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The amended Articles of Incorporation (the "Articles") of the Company authorize the issuance of 15,000,000 shares of Common Stock, par value $5.00 per share. On December 31, 1998, there were 3,394,656 shares of Common Stock outstanding.

     In addition, the Articles authorize the Company to issue 500,000 shares of Class A voting preferred stock, no par value, and 1,000,000 shares of Class B non-voting preferred stock, no par value. On December 31, 1998, there were no shares of either class of preferred stock outstanding. The shares of each class of preferred stock may be issued from time to time by the Board of Directors in one or more series, and the variations, relative rights and preferences as between different series of each class may be fixed and determined by resolution of the Board of Directors with respect to the rate of dividend, redemption, liquidation payments, sinking fund provisions and conversion.

VOTING RIGHTS

     The holders of the Company's Common Stock are entitled to one vote for each share of Common Stock held. Holders of Common Stock have cumulative voting rights in the election of directors.

     A holder of Class A voting preferred stock would be entitled to voting rights equivalent to those of a holder of Common Stock, including one vote per share on matters submitted to a vote at a meeting of stockholders and cumulative voting in the election of directors. A holder of Class B non-voting preferred stock would have no voting rights as a holder of such stock, except as specifically required by law.

DIVIDEND RIGHTS

     The holders of Common Stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors out of funds legally available therefor. Substantially all of the funds available to the Company for payment of dividends on the Common Stock are derived from dividends paid by Bank. The payment of dividends by the Company is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) the Company would not be able to pay its debts as they become due in the usual course of business; or (2) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

     The holders of Class A voting preferred stock and Class B non-voting preferred stock would be entitled to receive fully cumulative dividends, when and as declared by the Board of Directors, payable at periods fixed by the Board of Directors at the rates specified in the issuing resolution of the Board of Directors for the particular series thereof, and no more, before any dividend could be paid or set apart for payment upon the Common Stock.

     Additionally, the Federal Reserve, in its Policy Statement on Cash Dividends Not Fully Covered by Earnings, has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the holding company appears consistent with its capital needs, asset quality and overall financial condition.

PREEMPTIVE RIGHTS

     The holders of Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of Common Stock that may be issued.

FULLY PAID AND NONASSESSABLE

     The shares of Common Stock presently outstanding are, and those shares of Common Stock to be issued in connection with the Offering will be when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

CUMULATIVE VOTING

     The Company's Bylaws provide that in the election of directors, each shareholder entitled to vote has the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of candidates.

LIQUIDATION RIGHTS

     In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Common Stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     The Company's Articles and Bylaws provide for indemnification by the Company, to the fullest extent permitted by the Mississippi BCA, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

     The registered transfer agent and registrar for the Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

CHANGES IN CONTROL

     Certain provisions of the Company's Articles and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company. The classification of the Board of Directors would delay any attempt by dissatisfied stockholders or anyone who obtains a controlling interest in the Common Stock to elect a new Board of Directors. The classes serve staggered three year terms so that one-third of the directors are elected each year. These staggered terms of service may make it more difficult for the Company's stockholders to effect a change in the majority of the Company's directors, because replacement of a majority of the directors will normally require two annual meetings of stockholders. Accordingly, this provision also may have the effect of discouraging hostile attempts to gain control of the Company.

     The Articles contain in Article Nine provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving the Company and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of the Company or a disposition of all or substantially all of the Company's assets. The Articles require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if an "Interested Stockholder" (as defined) is a party to the transaction or its percentage equity interest in the Company will be increased by the transaction. A majority of the "Continuing Directors" (as defined) of the Board of Directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Interested Stockholder. In addition, such 80% affirmative vote will not be required if certain price criteria and procedural requirements are satisfied.

     An "Interested Stockholder" generally is defined under Article Nine as the "beneficial owner" of 10% or more of the outstanding shares of stock of the Company entitled to vote generally in the election of directors ("voting shares"). "Beneficial ownership" generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934 and includes all shares to which the Interested Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Nine, an Interested Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an "Affiliate" or "Associate" (each as defined in paragraph (C)(7) of Article Nine) of the Interested Stockholder, as well as (1) shares of which it or any such Affiliate or Associate has a right to acquire, (2) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Stockholder and
(3) shares beneficially owned by any other person with whom the Substantial Stockholder or any of his Affiliates or Associates acts as a partnership, syndicate or other group pursuant to an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

     A "business combination" subject to Article Nine includes: a merger or consolidation involving the Company or any of its subsidiaries and an Interested Stockholder; a sale, lease or other disposition of a "substantial part" of the assets of the Company or any of its subsidiaries (that is, assets constituting in excess of 5% of the book value of the total consolidated assets of the Company) to an Interested Stockholder; an issuance of equity securities of the Company or any of its subsidiaries to an Interested Stockholder for consideration aggregating 5% of the shareholders' equity; a liquidation or dissolution of the Company (if, as of the record date for the determination of stockholders entitled to vote with respect thereto, any person is an Interested Stockholder); and a reclassification or recapitalization of securities (including any reverse stock split) of the Company or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an Interested Stockholder in any class of equity securities of the Company or such subsidiary.

     A "Continuing Director" is defined as one serving as a director, or one elected or appointed prior to the time the Interested Stockholder in question acquires such status, or one designated as a Continuing Director (prior to his initial election or appointment) by a majority of the whole Board of Directors, but only if a majority of the whole Board shall then consist of Continuing Directors, by a majority of the then Continuing Directors.

     Under those circumstances in which Article Nine would apply, a minority of the Company's stockholders may prevent the consummation of a transaction favored by a majority of stockholders. As a practical matter, the requirement of an 80% vote may also mean that the type of business combination to which Article Nine is addressed might not be accomplished by the controlling entity while there remains any widely dispersed public market in the Company's voting shares. All directors and officers as a group may be deemed to beneficially own, as of December 31, 1998, approximately 27.9% of the outstanding Common Stock, excluding shares to which beneficial ownership is disclaimed. Thus, management and these persons could themselves, by failing to vote, defeat such a proposed transaction. Article Nine may deter unsolicited tender offers for the Company, even if such tender offers are favored by and beneficial to the holders of a majority of the Company's shares. The Board of Directors has no knowledge of any proposed tender offer for the Company or other acquisition offer.

     Article Nine may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares
(which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Interested Stockholder).

     Article Seven of the Articles provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by Bylaw adopted by a majority of the Board of Directors (but in no event less than nine). This provision enables the Board of Directors to increase the size of the Board during the period between annual meetings of stockholders to accommodate the inclusion of persons it concludes would be valuable additions to the Board. It also enables the Board to decrease the number of directorships in order to respond to circumstances under which the Board deems a lower number of directors to be desirable, such as when a director unexpectedly dies or resigns and a qualified candidate to replace the departing director is not immediately available. It should be noted that, under the Mississippi BCA, the Board may only increase or decrease by 80% or less the number of directors last approved by the stockholders; the stockholders must approve any proposal by the Board to increase or decrease by more than 30% the number of directors last approved by the stockholders.

     Article Seven of the Articles also provides that (1) vacancies occurring on the Board of Directors may be filled only by the shareholders at an Annual Meeting, (2) directors may be removed with or without cause only by the holders of 80% of the shares eligible to vote and no individual director may be removed if the number of votes cast against removal would be sufficient to elect the director if such shares were voted cumulatively, and (3) Article Seven may not be amended or repealed without the approval of the holders of 80% of the outstanding Common Stock.

     These provisions may have the effect of making it more difficult for stockholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of the Company which may (or may not) be in the best interests of the majority of the stockholders.

                                  LEGAL OPINION

  The validity of the shares of the Company Common Stock offered hereby will be passed upon for the Company by Watkins Ludlam Winter & Stennis, P.A. of Jackson, Mississippi.

                                     EXPERTS

  The consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in the Prospectus and in the Registration Statement have been examined by Shearer Taylor & Co., P.A., independent certified public accountants whose report thereon is incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1998 and have been incorporated herein by reference in reliance upon the report of Shearer Taylor & Co. P.A. given, and upon the authority of said firm as experts in accounting and auditing.

                                                                     APPENDIX A
                             FIRST M & F CORPORATION
                    DIVIDEND REINVESTMENT STOCK PURCHASE PLAN
                                 APRIL 20, 1999

  The purpose of this Dividend Reinvestment Stock Purchase Plan ("Plan") of First M & F Corporation. is to provide the holders of record of the common stock ("Common Stock") of First M & F Corporation ("Company") with a simple and convenient method of investing cash dividends and optional cash payments in shares of the Common Stock of the Company. The Plan is set forth in the following terms and conditions:

     1. Holders of record of 100 or more shares of Common Stock of the Company are eligible to enroll in the Plan. Beneficial owners of Common Stock whose shares are held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, should, if they wish to participate in the Plan, either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the Plan transferred to their own names.

     2. An eligible holder of record of Common Stock may elect to become a participant in the Plan ("Participant") by returning to Registrar and Transfer Company, a properly completed Authorization Card in the form attached herewith. The completed Authorization Card appoints the Agent as agent for the Participant and:
            a. authorizes the Company to pay to the Agent for the Participant's
               account all cash dividends payable on the Common Stock which the Participant has enrolled in the Plan.
            b. Authorizes the Agent as agent to retain for credit to the
               Participant's account any cash dividends and any shares of Common Stock distributed as a non-cash dividend or otherwise on the shares of Common Stock purchased pursuant to the Plan ("Plan Shares") and credited to the Participant's account and to distribute to the Participant any other non-cash dividend paid on such Plan Shares; and
            c. Authorizes the Agent as agent to apply such cash dividends and/or any optional cash payments made by the Participant pursuant to Paragraph 5 of the Plan to the purchase of shares of Common Stock in accordance with the terms and conditions of the Plan.

     3. After receipt of the properly completed Authorization Card, the Agent will open an account under the Plan as agent for the Participant and will credit to such account:
            a. all cash dividends received by the Agent from the Company on shares of Common Stock registered in the Participant's name and enrolled in the Plan by the Participant, commencing with the first such dividends paid after receipt of the Authorization
               Card by the Agent, provided that the Authorization Card is received at least 5 business days prior to the record date of the dividend;
            b. all optional cash payments received from the Participant pursuant to Paragraph 5 of the Plan;
            c. all full or fractional Plan Shares purchased for the
               Participant's account after making appropriate deduction for the purchase price of such shares;
            d. all cash dividends received by the Agent on any full or fractional Plan Shares credited to the Participant's account;
            e. any shares of Common Stock distributed by the Company as a dividend or otherwise on Plan Shares credited to the Participant's account; and
            f. any shares of Common Stock transferred by the Participant pursuant to Paragraph 11 of the Plan.

     4. Cash dividends credited to a Participant's account will be commingled with the cash dividends credited to all accounts under the Plan and will be applied to the purchase of shares of Common Stock of the Company. The price at which the Agent shall be deemed to have acquired shares for the Participant's account shall be the average price of all shares purchased by the Plan Administrator for all Participants with the proceeds of a single cash dividend in the open market. If the

          Agent purchases newly issued shares directly from the Company, the purchase price at which the Agent shall be deemed to have acquired the shares shall be the listed ask price as reported by the exchange on which the shares are traded on the investment date. If the Company elects to sell shares to the Agent, it must notify the Agent of its election to do so at least 10 days prior to the investment date. A Participant's account will be credited with fractional shares computed to four (4) decimal places. The Agent will make every reasonable effort to reinvest all dividends promptly after receipt and in no event later than 30 days after such receipt except where, in the opinion of the Agent's counsel, such investments are restricted by any applicable state or federal securities law. All dividends will be held pending investment in a non-interest bearing account maintained by the Agent.

     5. The Participant may at any time deposit with the Agent for credit to his account optional cash payments in amounts not less than $50 and not to exceed $5,000 per quarter. Each optional cash payment must be accompanied by the Stock Purchase Form furnished by the Agent. The Agent will commingle the funds credited to a Participant's account with optional cash payments credited to all accounts under the Plan and will apply such funds to the purchase of shares of Common Stock. Optional cash payments will be invested each month. Optional cash payments received later than 5 days prior to the regular monthly investment date will be invested at the next monthly investment date.

          Pending investment, all optional cash payments will be held in a non-interest bearing account maintained by the Agent. Any description on the Plan distributed to Participants will advise that Participants may therefore wish to delay transmittal of optional cash payments until shortly before the regular monthly investment date.

          A Participant may obtain a refund of his uninvested optional cash payment upon written request to the Agent received not less than 2 business days prior to the time when such optional cash payment would otherwise be applied to the purchase of Plan Shares.

     6. Temporary curtailment or suspension of purchases or sales of Common Stock may be made at any time when such purchases or sales would in the Bank's judgment contravene, or be restricted by applicable regulations, interpretations or orders of the Securities and Exchange Commission any other governmental commission, agency or instrumentality, any court, securities exchange or the National Association of Securities Dealers, Inc. The Bank will not be accountable, or otherwise liable, for failure to make purchases or sales at such times and under such circumstances. If for any reason the Agent is precluded from acquiring shares of the Company's Common Stock for 30 consecutive days the Agent shall remit all cash in the Participant's account to the Participant promptly after such 30th day.

     7. The Agent will mail to each Participant as soon as practicable after the end of each calendar quarter a statement confirming each purchase of Common Stock made for his account.

     8. The Agent may hold the Plan Shares of all Participants together in its name or in the name of its nominee. No certificates will be delivered to a Participant for Plan Shares except upon written request or upon termination of the account. A Participant may request certificates for any full shares credited to his account at any time. No certificates will be delivered for fractional shares. Accounts under the Plan will be maintained in the name in which the Participant's certificates are registered when the Participant enrolls in the Plan, and certificates for full shares will be similarly registered when issued to the Participant. Certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and payment by the Participant of any applicable fees and taxes, provided that the Participant makes a written request therefor in accordance with the usual requirements of the Company for the registration of a transfer of the Common Stock of the Corporation.

     9. It is understood that the automatic reinvestment of dividends does not relieve the Participant of any income tax which may be payable on such dividends. The Agent will comply with all applicable Internal Revenue Service requirements concerning the filing of information returns for dividends credited to each account under the Plan, and such information will be provided to the Participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to Participants whose dividends are subject to Federal income tax withholding, the Agent will comply with all applicable Internal Revenue Service requirements concerning the amount of tax to be withheld, which will be deducted from the dividends prior to investment.

     10. The Agent will forward, as soon as practicable, any proxy solicitation materials to the Participant. The Agent will vote any full and/or fractional Plan Shares that it holds for the Participant's account in accordance with the Participant's directions. If a Participant does not return a properly completed and signed proxy the Agent will not vote such shares.

     11. A Participant may transfer any issued shares of Common Stock held of record in the Participant's name to the Agent or its nominee, and such shares will be held by the Agent for the Participant's account as Plan Shares subject to the terms and conditions of this Plan.

     12. A Participant may terminate his account at any time by giving a written notice of termination to the Agent. Any such notice of termination received by the Agent less than 5 business days prior to a dividend record date will not become effective until dividends paid on the dividend payment date have been invested. The Agent may terminate a Participant's account by mailing a 30-day written notice of termination to the Participant at his last address of record with the Agent. Upon termination, the Participant may elect in writing to receive certificates representing the full Plan Shares credited to his account and cash in lieu of fractional shares or he may elect in writing to receive cash for all the full and fractional Plan Shares credited to his account. If no written election is made at the time the Agent receives the written notice of termination from the Participant or prior to expiration of the 30-day notice period when the Agent terminates a Participant's account, certificates will be issued for all full Plan Shares and the Participant will receive cash for any fractional shares.

          If a Participant elects to receive cash for the Plan Shares credited to his account, the Agent, as the Participant's agent, will, as soon as practicable after receipt of a written request, sell such Plan Shares and deliver to him the proceeds of such sale, less any brokerage commissions and any other costs of sale. Any full shares and fractional interests in shares may be aggregated and sold with those of other terminating Participants. The proceeds of each Participant, in such case, will be the average sales price of all shares so aggregated and sold, less his pro rata shares of any brokerage commissions and other costs of sale.

          In all terminations, fractional interests held in the Participant's account and not otherwise aggregated and sold will be paid for in cash at a price deemed to be the closing sale price per share of the Company's Common Stock as reported by the principal stock exchange or other appropriate market as determined by the Agent, on which the stock is traded on the date of receipt by the Agent of the notice of termination or, if the stock is not traded on the date of such receipt, such closing sale price on the next prior date that it was so traded.

     13. If at any time a Participant ceases to be a record holder of Common Stock other than by transfer of shares to the Agent to be held for his account pursuant to Paragraph 11, the Agent, in its discretion, may mail a written notice to such Participant requesting instructions as to the disposition of stock in the Participant's account under the Plan. If within 30 days of mailing such notice the Agent does not receive instructions from the Participant, the Agent may, in its discretion, terminate the Participant's account.

     14. The Participant shall notify the Agent promptly in writing of any change of address. Notices or statements from the Agent to the Participant may be given or made by letter addressed to the Participant at his last address of record with the Agent and any such notice or statement shall be deemed given or made when received by the Participant or 5 days after mailing, whichever occurs earlier.

     15. The Participant shall not sell, pledge, hypothecate, assign, or transfer any Plan Shares held for his account by the Agent, nor shall the Participant have any right to draw checks or drafts against his account. The Agent has no obligation to follow any instructions of the Participant with respect to the Plan Shares or any cash held in his account except as expressly provided under the terms and conditions of the Plan.

     16. The Company will either pay directly or reimburse the Agent for the costs of administering the Plan, including but not limited to, the costs of purchasing fractional shares, the costs of printing and distributing Plan literature to record holders of Common Stock, forwarding proxy solicitation materials to Participants, and mailing confirmations of account transactions, account statements, and other notices to Participants and reasonable clerical expenses associated therewith.

     17. Neither the Agent nor its nominee(s) shall be liable hereunder for any act or omission to act by the Company, and neither the Company nor the Agent or its nominee(s) shall be liable hereunder for any action taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate the Participant's account upon the Participant's death prior to receipt of written notice of such death accompanied by documentation satisfactory to the Agent; or (b) with respect to the prices at which Plan Shares are either purchased or sold for the Participant's account or the timing of, or terms on which, such purchases or sales are made; or (c) for the market value or fluctuations in market value after purchase of Plan Shares credited to the Participant's account. The Company further agrees to indemnify and hold harmless the Agent and its nominee(s) from all taxes, charges, expenses, assessments, claims, and liabilities, and any costs incident thereto, arising under federal or state law from the Agent's or the Company's acts or omissions to act in connection with this Plan; provided that neither the Agent nor its nominee(s) shall be indemnified against any liability or costs incident thereto arising out of the Agent's or its nominee's own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Plan.

     18. It is understood that all purchases of Common Stock pursuant to the Plan will be made by the Agent as the independent agent of the Participant and that neither the Company nor any of its affiliates shall have any authority or power to direct the time and price at which securities may be purchased pursuant to the Plan, the amount of securities to be purchased, or to direct the selection of any broker or dealer through whom purchases are to be made.

     19. The Agent or the Company may terminate or suspend the Plan at any time by written notice to the Participants. The terms and conditions of this Plan may be amended by the Agent, with the concurrence of the Company, at any time by mailing of an appropriate notice at least 30 days prior to the effective date thereof to the Participant at his last address of record with the Agent. No waiver or modification of the terms or conditions of the Plan shall be deemed to be made by the Agent unless in writing signed by an authorized representative of the Agent, and any waiver or modification shall apply only to the specific instance involved. The Company has the authority to amend this Plan by mailing an appropriate notice at least 30 days prior to the effective date of such amendment to the Participant at his last address of record with the Agent. It is understood, however, that such amendments as may be required from time to time due to changes in or new rules and regulations under the federal or state securities laws may be made by the Agent prior to notice to each Participant.

     20. The Company and the Agent have the authority to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. Any such interpretation or regulation will be final. This Plan, the Authorization Card incorporated herein and made by this reference a part of this Plan, and the accounts of Participants maintained by the Agent under this Plan shall be governed by and construed in accordance with the laws of the State of Mississippi.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee          $  876

Accountants' Fee*            500

Printing Fees*             1,000

Miscellaneous Expenses*      500

Legal Fees*                6,000
                          ======
Total*                    $8,876

 *Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Articles provide for indemnification to the fullest extent allowed by law. The Articles of the Company provide in Article Eleven certain provisions regarding the extent to which the Company will provide indemnification of and advancement of expenses to its Directors, officers, employees and agents as well as persons serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise (collectively referred to as "Eligible Persons").

  The Company's Bylaws currently contain a provision requiring the Company to indemnify any Director, officer, employee or agent who is made a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that such person is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonably incurred expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, but only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in criminal actions, he had no reasonable cause to believe his conduct was unlawful.

  Unless limited by its Articles of Incorporation the Mississippi BCA mandates that First M&F indemnify any Director who is successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding (the "Mandatory Provision"). The Mississippi BCA permits the Company to indemnify a Director who is made a party to a proceeding against liability (including reasonable expenses) incurred in connection with such proceeding provided (1) the Director's conduct was in good faith, (2) in the case of conduct in his official capacity, the Director reasonably believed his conduct was in the best interests of the Company , (3) in the case of conduct not in his official capacity, the Director reasonably believed his conduct was not opposed to the best interests of the Company, (4) in the case of any criminal proceeding, the Director had no reasonable cause to believe that his conduct was unlawful, (5) in the case of claims by or in the right of the Company, the Director is not adjudged liable to the Company, and (6) in the case of third-party claims, the Director is not adjudged liable on the basis that he derived an improper personal benefit (the "Permissive Provision"). Statutory indemnification is permitted under the Permissive Provision, however, only if indemnification is authorized in a specific case after a determination is made by the Board of Directors (by majority vote of a quorum consisting of directors not at the time parties to the proceeding), by a majority of a special committee of disinterested directors (if such quorum of directors is unobtainable), by special legal counsel or by the shareholders (a "Disinterested Party"), that the director has met the applicable standard of conduct. The Mississippi BCA also provides that unless the Company's Articles of Incorporation provide otherwise, a court may order indemnification of a director even if it finds he has not met the applicable standard of conduct, or in the case of third-party claims, involving action where the director acted within or without of his official capacity, the director is adjudged liable on the basis that he derived an improper personal benefit, the director was adjudged liable to the Company in a proceeding by or in the right of the Company, if the court determines that the director is reasonably entitled to indemnification in view of all the relevant circumstances; provide, however, that if the director was adjudged liable to the Company, his indemnification is limited to reasonable expenses. The Mississippi BCA permits the Company to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding, provided the director affirms that he reasonably believes he has met the applicable standard of conduct, the director agrees to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made by a Disinterested Party that the facts then known to the person(s) making the determination would not preclude indemnification. The Mississippi BCA also permits the Company to indemnify officers, employees and agents of the Company to the same extent permitted for directors. Finally, the Mississippi BCA allows indemnification beyond the scope of the Amended and Restated Mandatory and Permissive Provisions.

  Article Eleven of the Company's Articles of Incorporation does not limit the applicability of the indemnification provisions contained in the Mississippi BCA and, as permitted by the Mississippi BCA, requires the Company to indemnify Eligible Persons beyond the scope of such provisions. The Company must indemnify an Eligible Person, despite the fact that such person has not met the standard of conduct set forth in the Permissive Provision or would be disqualified for indemnification under the Permissive Provision because such person was either found liable to the Company in a suit brought by or in the right of the Company or was found liable in a third-party action on the basis that he received an improper personal benefit, if a determination is made by a Disinterested Party, or a court, that the act or omissions of the person seeking indemnification did not constitute gross negligence or willful misconduct. Article Eleven also provides for mandatory advancement of reasonable expenses to a person seeking indemnification, without an affirmation by such person that he believes he has met the applicable standard of conduct, as long as he agrees to repay the advance if it is ultimately determined that he has not met the standard of conduct and a Disinterested Party determines that the facts then known to such Disinterest Party would not preclude indemnification.

  Article Eleven further provides that no amendment or repeal of its provisions maybe applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Eleven may not be taken away or diminished by an amendment in the event of a change in control of the Company.

  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

  (a)  Exhibits

  The following exhibits are furnished (or incorporated by reference) as a part of this Registration Statement:

  Exhibit Number         Description
  --------------         -----------

        3.1         Articles of Incorporation of the Company, as amended (*)

        3.2         Bylaws of the Company (*)

        5 Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding legality of common stock registered hereby.

        23.1 Consent of Shearer Taylor & Co., P.A., independent public accountants.

        23.2 Consent of Watkins Ludlam Winter & Stennis, P.A. is contained in their opinion filed as Exhibit 5 to this Registration Statement.

        24          Power of attorney included as part of signature page.

(*) These documents were filed as Exhibits 3(a), and 3(b) respectively, on Form S-1 (File No. 33-08751) filed with the Commission on September 15, 1986, and are hereby specifically incorporated by reference herein.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kosciusko, State of Mississippi on this the 19th day of April, 1999.

FIRST M&F CORPORATION
Registrant



BY: /s/ Hugh S. Potts, Jr.
   ---------------------------------------------------
     Hugh S. Potts, Jr.
     Chairman of the Board and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Scott M. Wiggers (with full power to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and affix his or her name and signature to and file any and all documents relating to the registration under the Securities Act of 1933 of shares of the Company Common Stock for issuance pursuant to the Dividend Reinvestment and Stock Purchase Plan, and do hereby grant to said attorney, full power and authority to do and perform each and every act and thing necessary to be done in and about the premises in order to effectuate such registration as fully to all intents and purposes as he or she might do personally, and do hereby ratify and confirm all that said attorney, may lawfully do or cause to be done by virtue hereof. The documents referred to include a Registration Statement under the Securities Act of 1933 on Form S-3, and any amendments (including post effective amendments) thereto, and all documents deemed necessary or desirable by said attorney-in-fact to be filed with departments or agencies of the several states regulating the qualification or registration of securities under Blue Sky laws of said states, together with any and all documents and all exhibits relating to the registration statement, amendments, or exhibits required to be filed with any administrative or regulatory agency or authority.

     Pursuant to the requirements of the Securities Act of 1933, this to Registration Statement has been signed by the following persons in the capacities and on the date indicated.


           SIGNATURE                     TITLE                       DATE
           ---------                     -----                       ----


By: /s/ Hugh S. Potts, Jr.       Chairman of the Board and        April 19, 1999
   ----------------------------  Director (Principal)
    Hugh S. Potts, Jr.           Executive Officer)


By: /s/ Scott M. Wiggers         President and Director           April 19, 1999
   ----------------------------
    Scott M. Wiggers


By: /s/ Robert C. Thompson, III  Treasurer (Principal Financial   April 19, 1999
   ----------------------------  and Accounting Officer)
    Robert C. Thompson, III


By: /s/ Fred A. Bell             Director                         April 19, 1999
   ----------------------------
    Fred A. Bell


By: /s/ Jon A. Crocker           Director                         April 19, 1999
   ----------------------------
    Jon A. Crocker


By: /s/ Charles T. England       Director                         April 19, 1999
   ----------------------------
    Charles T. England

By: /s/ Toxey Hall, III          Director                         April 19, 1999
   ----------------------------
    Toxey Hall, III


By: /s/ Barbara K. Hammond       Director                         April 19, 1999
   ----------------------------
    Barbara K. Hammond


By: /s/ J. Marlin Ivey           Director                         April 19, 1999
   ----------------------------
    J. Marlin Ivey


By: /s/ Joseph M. Ivey           Director                         April 19, 1999
   ----------------------------
    Joseph M. Ivey


By: /s/ R. Dale McBride          Director                         April 19, 1999
   ----------------------------
    R. Dale McBride


By: /s/ Susan P. McCaffery       Director                         April 19, 1999
   ----------------------------
    Susan P. McCaffery


By: /s/ Otho E. Pettit, Jr.      Director                         April 19, 1999
   ----------------------------
    Otho E. Pettit, Jr.


By: /s/ Charles W. Ritter, Jr.   Director                         April 19, 1999
   ----------------------------
    Charles W. Ritter, Jr.


By: /s/ W. C. Shoemaker          Director                         April 19, 1999
   ----------------------------
    W. C. Shoemaker


By: /s/ Edward G. Woodard        Director                         April 19, 1999
   ----------------------------
    Edward G. Woodard

                                INDEX TO EXHIBITS



Exhibit Number      Description
--------------      -----------

     3.1            Articles of Incorporation of the Company, as amended (*)

     3.2            Bylaws of the Company (*)

     5 Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding legality of common stock registered hereby.

     23.1 Consent of Shearer Taylor & Co., P.A., independent public accountants.

     23.2 Consent of Watkins Ludlam Winter & Stennis, P.A. is contained in their opinion filed as Exhibit 5 to this Registration Statement.

     24             Power of attorney included as part of signature page.

(*) These documents were filed as Exhibits 3(a) and 3(b) respectively, on Form S-1 (File No. 33-08751) filed with the Commission on September 15, 1986, and are hereby specifically incorporated by reference herein.